Exhibit 10.1

10.1                                                                          License Agreement dated May 26, 2010 by and among Tigrent, Inc., Rich Global, LLC and Rich Dad Operating Company, LLC

RICH DAD OPERATING COMPANY, LLC
LICENSING AGREEMENT

Rich Dad Operating Company, LLC, a Nevada limited liability company (“Rich Dad”), with its principal place of business at 4330 North Civic Center Plaza, Suite 101, Scottsdale, Arizona 85251, Tigrent Inc., a Colorado corporation (“Licensee”), with its principal place of business at 1612 East Cape Coral Parkway, Cape Coral, Florida 33904, and Rich Global, LLC, a Wyoming limited liability company (“RG”), as a consenting party with its principal place of business at 4330 North Civic Center Plaza, Suite 101, Scottsdale, Arizona 85251 (collectively, the “Parties”), hereby enter into this Licensing Agreement (“Agreement”) effective March 16, 2010 (the “Effective Date”).

WHEREAS, Rich Dad owns or otherwise possesses exclusive licenses for certain copyrights, trademarks, patents, and other valuable rights, and the right to license those rights to others;

WHEREAS, Licensee has certain expertise in producing live, in-person personal financial freedom training seminars/classes/workshops (collectively, “Seminars”);

WHEREAS, Rich Dad desires to grant various licenses to Licensee for use in those seminars; and

WHEREAS, Licensee desires to exercise certain of those rights that Rich Dad controls in and for use with the Seminar programs for the benefit of both Licensee and Rich Dad.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

GENERAL

Section 1.1 — Term.  The Term of this Agreement (the “Term”) shall commence on the Effective Date first written above, and shall expire on December 31, 2014, unless terminated earlier in accordance with the terms of this Agreement.  Notwithstanding the foregoing sentence, the licenses granted under Article II of this Agreement will survive termination for a period of 36 months, but only to the extent necessary for Licensee to comply with contractual obligations under customer contracts executed prior to the termination of this Agreement.

Section 1.2 — Acknowledgement.  The Parties acknowledge that Rich Dad Education, LLC, a Wyoming limited liability company (“RDE”), is in arrears to Licensee for certain royalty and administrative service fees due under a previous licensing agreement.  Upon the Effective Date of this Agreement, when RDE accounts are made available to Licensee, the RDE business will not be required to repay Licensee.  All merchant reserve funds required by credit card companies or by banks and formerly maintained in the name of by RDE and received by Tigrent shall be deposited into the Cash Collateral Account up to the Reserve Goal.

Section 1.3 — Definitions.  Unless context clearly requires otherwise, the initial capitalized terms used in this Agreement shall have the meanings ascribed to such terms below:

(a)           “Accounts Receivable” means any amounts properly due and payable to Licensee from third parties as a result of sales made pursuant to this Agreement but not yet collected or received by Licensee.

(b)           “Affiliate” or “Affiliated Entity” means any entity (i) in which Rich Dad owns more than a 20% interest, whether directly or indirectly through other entities; (ii) which directly or indirectly through other entities owns more than a 20% interest in Rich Dad; (iii) which is related by blood or marriage to an entity which owns more than a 20% interest in Rich Dad; or (iv) in which more than a 20% interest is owned by an entity which in turn owns more than a 20% interest in Rich Dad.  Collectively, Rich Dad and its Affiliated Entities may be referenced throughout this Agreement as the “Rich Dad Companies.”

(c)           “Confidential Information” has the meaning provided in Section 4.1.

(d)           “Current Royalty Payments” means Licensee’s monthly payments to Rich Dad in an amount equal to 3% of Gross Revenues during the Reserve Replenishment Period (defined below).

(e)           “Exclusive Field of Use” means live, in-person seminars and training courses on real estate investing, business, entrepreneurship, the stock market, and other financial market investing (the “Permitted Subjects”).  Excluded from the Exclusive Field of Use are: (i) live, in-person seminars of any kind conducted by Rich Dad or any affiliate of Rich Dad at which any of the following are featured speakers: Robert Kiyosaki, Kim Kiyosaki, or any Rich Dad Personality; and (ii) live, in-person classes taught in schools (K-12), colleges or universities to matriculated students as part of an academic curriculum.

(f)            “Gross Revenue” means revenue actually received by Licensee directly or indirectly related to the Rich Dad Education Business, specifically including any funds received on Tigrent proprietary lines from any customer whose initial purchase made from Tigrent was for a Rich Dad branded product or service, any funds received on promissory notes collected from students, but excluding any merchant fees, taxes, shipping, refunds (e.g., returns, right of recession, NSF checks, and credit card chargebacks), rebates, bad debt and any sums paid to Legacy Learning, LLC, a Delaware limited liability company, dba Professional Education Institute (“PEI”).

(g)           “Intellectual Property” or “IP” means Rich Dad’s: patents (whether issued or pending), copyrights (whether registered or not), trademarks and trade names (whether registered or unregistered); as well as concepts, developments, trade secrets, methods, systems, programs, improvements, inventions, data and information (whether in perceivable or machine-readable form), source code, works of authorship and products whether or not patentable, copyrightable, or susceptible to any other form of protection, and whether or not reduced to practice or designated by Rich Dad as IP.  The term IP includes PMI.

(h)           “Licensed Languages” means the English and Spanish languages.

(i)            “Licensed Rich Dad Business Information” means the following:

(i)                                    Rich Dad trademarks;

(ii)                                Likenesses, and voices, of Robert and Kim Kiyosaki (subject to prior written approval of Rich Dad);

(iii)                            Documents and other data (whether in human or machine-readable form) containing information regarding customers, prospective customers; and

(iv)                               Principle, books, information and other materials of Rich Dad, Robert Kiyosaki or Kim Kiyosaki solely to the extent that any such materials are incorporated in any Seminar Materials, Marketing Materials or other materials created by Tigrent and approved by Rich Dad to conduct the business as contemplated by this Agreement.

(j)            “Non-Exclusive Field of Use” means: course fulfillment via (i) DVD or MP3, and (ii) interactive learning programs designed specifically for the Internet, but only to the extent such interactive learning programs are related to the stock market, subject to the prior written approval of Rich Dad which may be withheld in Rich Dad’s sole and absolute discretion.

(k)           “Post-Reserve Goal Royalty Payments” means the royalty that is due and payable to Rich Dad after the Reserve Goal has been met (i.e., after the Reserve Replenishment Period, as defined below, has been completed) and is equal to 10% of Gross Revenue.

(l)            “Proprietary Materials and Information” or “PMI” means any and all material provided to Licensee by or on behalf of Rich Dad, including but not limited to customer lists, products, trade secrets, source code, development platforms, server system configuration diagrams, lobby server specifications and programs, middleware, Application Program Interface data for middleware or otherwise, unpublished artwork, tools, data and contents related to artwork, whether 2- or 3- dimensional, all original and secondary audio or visual data, as well as any and all other IP and/or information which: (i) is provided to Licensee by or on behalf of Rich Dad or to which Licensee is provided access by or on behalf of Rich Dad, (ii) is created developed, or otherwise generated by or on behalf of Rich Dad, (iii) concerns or relates to any aspect of Rich Dad business or products, or (iv) is, for any reason, identified or otherwise marked by Rich Dad as confidential; except such other IP or information which Licensee can show, clearly and convincingly: (1) is at the time of disclosure, publicly and openly known as of the date of this Agreement, (2) becomes publicly and openly known through no fault of Licensee, or (3) is in Licensee’s possession and documented prior to the commencement of the relationship between the Parties, lawfully obtained by Licensee from a source other than from Rich Dad, and not subject to any obligation of confidentiality or restrictions on use, or (4) is approved for release by written authorization of Rich Dad.

(m)          “Rich Dad Education Business” means the business to be undertaken by Licensee pursuant to the Rich Dad License based on students whose contact information was obtained directly or indirectly in connection with the Rich Dad brand and the Rich Dad Business includes all forms of revenue subsequently obtained by Licensee from such students, including but not limited to revenue from the Rich Dad Basic Training, Rich U, Tigrent Advanced Training, Tigrent mentoring, Tigrent subscription services, and the like.

(n)           “Rich Dad Personality” means any authors or co- authors of a work in the “Rich Dad”, “Rich Dad Advisors”, “Rich Family”, “Rich Woman”, “Rich Life” or similar series of books and all other individuals or concerns directly or in directly related to “Rich Dad”, “Rich Dad Advisors”, “Rich Family”, “Rich Woman”, “Rich Life” or affiliated brands which may be designated by either Robert T. Kiyosaki or Kim Kiyosaki in his or her sole discretion.

(o)           “Royalty Fee” means either the Current Royalty Payments or the Unfulfilled Royalty Payments, as applicable.

(p)           “Royalty Rate” means (a) during the Reserve Replenishment Period, 8% of Gross Revenues which is due and payable as Current Royalty Payments and Unfulfilled Royalty Payments and (b) after the Reserve Replenishment Period, 10% of Gross Revenues, which is due and payable as the Post-Reserve Goal Royalty Payments.

(q)           “Territory” means within the borders of Canada, the United Kingdom and the United States.

(r)           “Unfulfilled Royalty Payments” means Licensee’s monthly payments to Rich Dad that are to accrue concurrently with the Current Royalty Payments and are based on actual student course fulfillment or student contract breakage in an amount equal to 5% of Gross Revenues associated with the applicable student’s contract which were the subject of the course fulfillment or student contract breakage.  Until the Reserve Goal is achieved and maintained, the maximum Unfulfilled Royalty Payments shall be deposited into the Escrow Account established pursuant to Section 3.2 of this Agreement and such amounts shall be deemed to be still owing to Rich Dad, but not due or payable until the Reserve Goal has been achieved and Licensee has sufficient cash on hand to make such payments from operating cash flow.  Once the Reserve Goal is achieved, then all Unfulfilled Royalty Payments paid into the Escrow Account shall be made payable by Licensee to Rich Dad in conformance with Section 3.2 (c) of this Agreement.  Fulfillment Royalty Payments shall be made payable by Licensee to Rich Dad to the extent Licensee has sufficient cash on hand to make such payments from operating cash flow, up to the 5% maximum.  Any excess amounts due to Rich Dad shall remain owed by Licensee, but shall not be deemed payable until Licensee has sufficient cash on hand to make such payments.  Under no circumstance will Unfulfilled Royalty Payments be payable to Rich Dad if such payments would cause the Reserve Goal to not be met.

ARTICLE II

LICENSE

Section 2.1 — Exclusive License.  Rich Dad hereby grants to Licensee an exclusive right and license to use, sell, offer to sell, make, reproduce, distribute, publicly perform, publicly display, modify and otherwise commercially exploit (collectively “Utilize”) the Licensed Rich Dad Business Information during the Term, solely within the Territory and solely within the Exclusive Field of Use.  Any and all goodwill related to the use of the Rich Dad trademarks and copyrights inures to the benefit of Rich Dad.  Licensee is not permitted to distribute any products or services including Licensed Rich Dad Business Information outside the seminars and alternative fulfillment vehicles expressly permitted by this Agreement.  This License is not transferable and it may not be sublicensed to any party without Rich Dad’s prior written consent, which may be withheld in its sole and absolute discretion, provided however that Licensee may sublicense any of the rights and licenses granted hereunder to its subsidiaries limited to, Tigrent Learning, Inc., Tigrent e-Learning, Inc., Tigrent Group, Inc., Tigrent U.K. Ltd., Tigrent Canada, Ltd., Tigrent Enterprises Inc. and Tigrent Communications, Inc.

Section 2.2 — Non-exclusive License.  Rich Dad hereby grants to Licensee a non-exclusive right and license to utilize the Licensed Rich Dad Business Information during the Term, solely within the Territory and solely within the Non-exclusive Field of Use.

Section 2.3 — Licensed Languages.  The rights and licenses granted under Sections 2.1 and 2.2 are limited to use in the Licensed Languages.

Section 2.4 — Trademark and Name, Likeness and Voice Licenses.  Rich Dad hereby grants to Licensee a non-exclusive right and license to use, reproduce, publicly display, publicly perform and distribute during the Term and within the Territory: (a) the Rich Dad trademarks and (b) the name, likeness and voices of Robert and Kim Kiyosaki to the extent provided or approved by Rich Dad; but solely in the Exclusive Field of Use and the Non-exclusive Field of Use in connection with Licensee’s license hereunder.  All such uses will be subject to Rich Dad’s prior written approval which may be withheld in Rich Dad’s sole and absolute discretion.

Section 2.5 — Transferabilitv/Sublicensing.  The rights and licenses granted under this Article II may not be conveyed, sublicensed, assigned or otherwise transferred by operation of law or otherwise by Licensee to any third party without Rich Dad’s prior written consent.  Notwithstanding the foregoing sentence Licensee may sublicense any of the rights and licenses granted under this Article II to its subsidiaries limited to, Tigrent Learning, Inc., Tigrent e-Learning, Inc., Tigrent Group, Inc., Tigrent U.K. Ltd., Tigrent Canada, Ltd., and Tigrent Enterprises, Inc. and Tigrent Communications, Inc.

ARTICLE III

PAYMENT

Section 3.1 — Payments.  Licensee shall pay to Rich Dad the Current Royalty Payments and the Post-Reserve Goal Royalty Payments no later than 15 calendar days after the end of each calendar month via wire transfer to Rich Dad’s account at Wells Fargo Bank, N.A., ABA Routing No. 121000248, Swift Code WFB1US6S, for the benefit of Rich Dad Operating Company, LLC, Account No. 568-6625012.  Any Current Royalty Payments and/or Unfulfilled Royalty Payments that are not paid within 15 calendar days after the end of a given month shall be considered delinquent.  Interest shall accrue on such delinquent Current Royalty Payments and/or Unfulfilled Royalty Payments amounts at a rate of 12% per annum until such past due amounts including any and all accrued interest on such amounts are paid in-full.

Section 3.2 — Unfulfilled Reserve.  The parties recognize the desirability of maintaining a cash reserve sufficient to ensure that Licensee can fulfill contractual commitments to RDE and/or Licensee students.  For this purpose, Licensee and Rich Dad shall establish a separate, restricted escrow account with U.S. Bank, N.A. (the “Escrow Account”), with U.S. Bank, N.A. as escrow agent (the “Escrow Agent”), together with a securities account (the “Cash Collateral Account”) established by Tigrent with Escrow Agent, as securities intermediary, for the benefit of Rich Dad and Tigrent, as their respective interests appear hereunder, for the purpose of fulfilling outstanding contractual student commitments and paying to Rich Dad the Unfulfilled Royalty Payments.  The terms governing the use and release of any funds in the Escrow Account and the Cash Collateral Account are set forth in the Cash Collateral Account and Escrow Agreement dated as of March 16, 2010 (the “Account Agreement”) among Escrow

Agent, Tigrent and Rich Dad.  In order to protect its brand, Rich Dad requires cash collateral to secure Licensee’s obligations and duties to fulfill student contracts and to secure Licensee’s obligation to pay to Rich Dad the Unfulfilled Royalty Payments and the parties are each willing to contribute funds to be used as cash collateral for those obligations and duties as provided before.  It is the stated goal of both parties that the Escrow Account and the Cash Collateral Account will accumulate an amount of funds which when summed with RDE’s and Licensee’s merchant deposit reserve funds held with credit card companies or commercial banks results in an amount equal to 30% of Licensee’s deferred revenue (the “Reserve Goal”).  The parties will use best efforts to reach the Reserve Goal as soon as possible on a commercially reasonable basis.  To secure its obligations under this Agreement, Tigrent shall grant a security interest to Rich Dad in all of Tigrent’s right, title and interest in and to the Cash Collateral Account and Tigrent represents and warrants that during the term of this Agreement, Tigrent shall not grant a lien in the Cash Collateral Account or any property credited thereto to any other person.

(a)                                  To meet the Reserve Goal, the Parties shall do the following between the Effective Date and the date that the Reserve Goal is met (the “Reserve Replenishment Period”):

(i)                                    Within 25 days of the conclusion of each calendar month, Tigrent will calculate its Average Cash Balance as of the end last day of the month.  “Average Cash Balance” means the average cash balance of all unrestricted funds in Tigrent accounts for the prior 90-day period, but specifically excludes (i) proceeds from the sale of, or other realization on, non-core assets and (ii) any cash accounts from RDE made available to Tigrent.  In the event that the Average Cash Balance is in excess of $6,000,000, Tigrent will sweep the excess into the Cash Collateral Account; provided, however, such deposits shall not be required to the extent the resulting amount of funds then on deposit in the Cash Collateral Account are in excess of the Reserve Goal.  Under such circumstances, the Reserve Goal must remain achieved and maintained for the given month.  The parties agree that Tigrent will not be required to make the first sweep until July 25, 2010 based upon the Average Cash Balance for April, May and June, 2010.  Tigrent shall only be permitted to withdraw funds from the Cash Collateral Account at the written direction of Rich Dad delivered to the Escrow Agent pursuant to the Account Agreement.

(ii)                                On a monthly basis, Licensee shall deposit the applicable monthly Unfulfilled Royalty Payment into the Escrow Account.

(b)                                 In addition to the above-referenced cash deposits, the parties shall work cooperatively to increase student fulfillment and reduce deferred revenue.  Examples of such cooperation may include, attendance by Robert and Kim Kiyosaki at RDE events, or special marketing programs intended to increase the likelihood of student fulfillment.

(c)                                  Tigrent shall prepare and deliver written instructions to Escrow Agent so that Rich Dad receives distributions from the Escrow Account in the following amounts and in accordance with the following time frames:

(i)                                    No later than January 10, April 10, June 10 and September 10 of each calendar year of the Agreement, commencing June 10, 2010, Rich Dad shall receive a base distribution (“Base Distribution”) in an amount equal to 40% of the sum of (a) the aggregate deposits made by Tigrent during the preceding quarter and (b) the aggregate investment income on the Escrow Account.

(ii)                                Each January 10 and June 10 of each calendar year of the Agreement, commencing on June 10, 2010, Rich Dad shall receive an excess reserve distribution in the amount by which the Reserve Goal is exceeded by the sum of (a) amounts then on deposit in the Cash Collateral Account and the Escrow Account at the end of the immediately preceding month (after giving effect to the Base Distribution of even date), and (b) the merchant deposit reserve funds held with credit card companies or commercial banks as described above in this Section 3.2

(d)                                  Monthly Reports.

(i)                                    Deferred Revenue.  Licensee shall report to Rich Dad the Licensee deferred revenue and the actual amount contained in the Escrow Account as Unfulfilled Royalty Payments.  Such reports will be delivered within 25 days of the end of the applicable month.  Licensee shall consult with Rich Dad with respect to the progress being made to achieve the Reserve Goal.

(ii)                                Cash Operating Profit. “Cash Operating Profit” or “COP” means the Total Adjusted Cash Sales less the sum of: (1) all direct course expenses; (2) all advertising and sales expenses, including commissions, excluding license fees; and (3) 9% of Total Cash Sales; which is included in order to estimate the amount of cash outlays which is recorded as deferred expenses. “Monthly COP Target” means the COP goal for any particular month.  The Monthly COP Targets for FY 2010 shall be as separately agreed to by the parties.  The Monthly COP Target for each of Tigrent’s subsequent fiscal years shall be as set forth in Tigrent’s AOP for such fiscal year as approved pursuant to this Agreement.   The parties shall confer on a monthly basis to review and discuss Tigrent’s progress in achieving the Monthly COP Targets.  On a monthly basis, commencing April 2010, Licensee shall prepare a report looking backward at the prior 3 calendar months to determine whether its operations have generated not less than 85% of the aggregate COP Targets for the prior 3 calendar months (the “Profit Hurdle”).  Failure to achieve the Profit Hurdle shall be a material breach of this Agreement.

(e)                                  Investments; Investment Income.  Funds on deposit in the Cash Collateral Account may be invested such investment securities as mutually agreed to between Tigrent and Rich Dad.  Tigrent shall be responsible for reporting any interest or other income received on account of such investments and for any tax liabilities relating thereto.

(i)                                    Investment income on funds deposited to the Cash Collateral Account shall be credited to the Cash Collateral Account by the Escrow Agent as and when received; provided, however, in the event the funds then on deposit in the Cash Collateral Account, after giving effect to the crediting of such amounts to the Cash Collateral Account, exceed the Reserve Goal, such investment income shall be distributed to Tigrent to the extent of such excess.

(ii)                                Investment income on funds deposited to the Escrow Account shall be credited to the Escrow Account by the Escrow Agent as and when received; provided, however, accrued investment income shall be distributed to Rich Dad semi-annually not later than 5 business days following June 30 and December 31 of each calendar year.

ARTICLE IV

CONFIDENTIALITY

Section 4.1 — Confidentiality.  In performing the services under this Agreement, the Parties may be provided or may otherwise come into the possession of Proprietary Materials and Information and any other information regarding the business, affairs and services of the providing party (hereinafter, the “Confidential Information”), all of which are valuable to the providing party or are required by law or good business practices to be held confidential.  Each party agrees to receive, hold and treat all Confidential Information received from any other party as confidential and secret and agrees to use its best efforts to protect the confidentiality and secrecy of such Confidential Information.  Each party agrees to only divulge Confidential Information to its employees or third parties who are required to have such knowledge in connection with the performance of their obligations under this Agreement and such party shall not disclose, directly or indirectly, any Confidential Information whatsoever, including without limitation, for its own benefit or any third party’s benefit.  Confidential Information does not include information which (i) was or becomes generally available to the public, (ii) was or becomes available on a non-confidential basis, provided that the source of such information was not bound by a confidentiality agreement in respect thereof, (iii) was within the receiving party’s possession prior to being furnished by or on behalf of other party, provided that the source of such information was not bound by a confidentiality agreement in respect thereof, or (iv) the information is a duplication of materials that receiving party already possesses that are not subject to confidentiality obligations.

a)                                      For purposes of this Article IV, “Confidential Information” includes both IP and PMI as defined above.

b)                                      Upon termination of this Agreement, each party shall destroy all copies of the Confidential Information received from the other party, return all original documents and publicity materials, discontinue all use of computer links, erase all of the providing party’s Proprietary Materials and Information, including intellectual property contained in the receiving party’s computer memory or data storage, and destroy all Confidential Information stored on computer, disk, CD-Rom or computer backup within 90 days after this Agreement terminates.  The receiving party shall provide a certified document within 90 days stating that all Confidential Information in the receiving party’s possession has either been destroyed, erased, or returned, unless such Confidential Information is required to be disclosed pursuant to paragraph (d) below or for the fulfillment of any program.

c)                                      Each Party agrees that it will not disclose any Confidential Information to any third party. Further, each party agrees that it will not use Confidential Information of the receiving party for any purpose other than for the performance of the rights and obligations hereunder during the terms of this Agreement and for a period of 5 years thereafter, without prior written consent of the disclosing party.  Receiving party further agrees that Confidential Information shall remain the sole property of the party providing such information and that it will take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information by its employees.  The terms of this Article IV shall survive the termination of this Agreement.

d)                                      The obligations regarding Confidential Information in this Article IV do not apply if: (i) the Parties have agreed in writing to a particular disclosure, use or copying; or (ii) either Party (the “Disclosing Party”) is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required to comply with any applicable law or by a regulatory body to make any disclosure that is prohibited or otherwise constrained by this Agreement.  In such case, the Disclosing Party will provide the other party with prompt notice of such request and consult with the other party to the extent practicable, so that it may seek an appropriate protective order or other appropriate remedy.  Subject to the foregoing, the Disclosing Party may furnish that portion (and only that portion) of the Confidential Information that, in the written opinion of its counsel reasonably acceptable to the other party, the Disclosing Party is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material censure or material penalty; provided, however, that the Disclosing Party must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed.

ARTICLE V

RIGHTS AND RESTRICTIONS ON INTELLECTUAL PROPERTY USE

Section 5.1 — Acknowledgement of Ownership.  Licensee acknowledges and agrees that the rights Rich Dad grants to Licensee pursuant to this Agreement constitute a limited license of limited duration, and that Licensee rights to use Rich Dad’s Proprietary Materials and Information terminate with the termination of this Agreement except to the extent permitted under Section 1.1.  Licensee further acknowledges that nothing in this Agreement grants Licensee any ownership interest of any kind whatsoever in Rich Dad’s Proprietary Materials and Information, which ownership rests exclusively to Rich Dad and/or its Affiliated Entities.

Section 5.2 — Disclaimer of Title in Confidential Proprietary Materials and Information and/or IP.  Licensee hereby disclaims any right, title, ownership and interest in Rich Dad’s  Confidential Proprietary Materials and Information and/or IP, except for those specific rights granted to Licensee herein, and covenants to transfer or assign back to Rich Dad and/or its Affiliated Entities any rights, title, ownership, or interest that it may acquire in Rich Dad’s Confidential Information.

Section 5.3 — Use of Trademarks.  Licensee acknowledges the validity of Rich Dad’s trademarks, including but not limited to the trademarks “Rich Dad,” “CASHFLOW,” and “The CASHFLOW Quadrant” among many others, as well as the Rich Dad trade dress.  Licensee agrees that it will use only those trademarks for which it has been granted a license pursuant to this Agreement, and that it will use those trademarks only in accordance with the terms and provisions of this Agreement.  Licensee shall not at any time during or after the Term do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of Rich Dad’s right, title, and interest in the trademarks.

Section 5.4 — No Affiliation: Use of .Marks.  Licensee recognizes the great value of the publicity and goodwill associated with Rich Dad name, its trademarks and trade dress and acknowledges both that such goodwill exclusively belongs to Rich Dad and any use of the trademarks inures to Rich Dad and that the trademarks have acquired a secondary meaning in the mind of the purchasing public.  Licensee agrees that neither it nor any of its members, directors, officers, employees, agents, or any entity affiliated with it shall use during or after the Term Rich Dad’s Intellectual Property or PMI, Proprietary Materials and Information in any manner that would suggest sponsorship, affiliation, or joint venture by or with Rich Dad without the express written consent of Rich Dad specifically for such usage.

Section 5.5 - Assignment.  Licensee hereby assigns to Rich Dad all right, title, and interest that it may acquire in and to any and all derivatives, abridgements, improvements, derivative adaptations or modifications to the Confidential Information and IP, as well as any and all subsidiary rights in other media whether now or later known which is made or devised by Licensee alone or jointly with others, or which Licensee creates, conceives or which was first made in connection with Licensee’s undertakings under this Agreement.

Section 5.6 — Infringement.  If Licensee is notified of any actual or threatened infringement within the Territory of the rights granted to it pursuant to the licenses granted by this Agreement, Licensee shall immediately notify Rich Dad of the infringement or potential infringement. Enforcement of any alleged infringement shall be at Rich Dad’s sole and absolute discretion, and at Rich Dad’s sole option.  Licensee shall not have any independent right to enforce the Rich Dad IP rights.  Rich Dad may, at its sole option, grant Licensee the right to pursue IP infringement on a case-by-case basis.

If the parties have notice that a person or concern is infringing on the use of the Licensed Rich Dad Business Information within the Exclusive Field of Use, and Rich Dad refuses to enforce its IP right or allow Licensee to enforce the IP rights granted under this Agreement, then such action will be a material breach of this Agreement.

Section 5.7 — Reservation of Rights. All rights not expressly granted to Licensee herein are reserved to Rich Dad.  Such reserved rights shall, without limiting the generality of the foregoing, include rights to any derivative, abridgement, improvement, derivative adaptation or modification, as well as any and all subsidiary rights in other media, whether now known, or later devised.

Section 5.8 — Effect of Termination by Rich Dad.  If Rich Dad rightfully terminates the License Agreement due to a material breach by Tigrent (including any Event of Default set forth in Article VII), then Tigrent will provide to Rich Dad a non-exclusive, perpetual, transferable, sublicensable right and license to Utilize: (a) any intellectual property developed by RDE or Tigrent that was branded with the Rich Dad logos and that was used as part of: (i) the free preview seminars or (ii) the basic seminars, and (b) the Rich U advanced course materials.  For the avoidance of doubt, the parties state that this license is not intended to provide any intellectual property developed by RDE or Tigrent related to any Advanced training, seminars or courses (except the Rich U Advanced course materials), as these materials are based on intellectual property developed by or on behalf of RDE or Tigrent without reference to Rich Dad intellectual property.

ARTICLE VI

REPRESENTATIONS, WARRANTIES, AND ACKNOWLEDGEMENTS

Section 6.1 — Necessary Resources.  Licensee warrants that it has available to it and shall use, all the rights, tools, utilities, and manpower necessary to perform and fulfill its obligations under this Agreement.

Section 6.2 — Authority.  Licensee and Rich Dad warrant to each other that each has the authority to enter into this Agreement and bind itself thereto.

Section 6.3 — Other Agreements Not Breached.  Licensee and Rich Dad warrant to each other that this Agreement does not violate any agreement either party may have with third parties, and Licensee and Rich Dad warrant to each other that their respective performance under this Agreement will not place either party in breach of any other obligations.

Section 6.4 — Others’ Intellectual Property Not Infringed.  Licensee and Rich Dad each warrant to the other that their respective performance under this Agreement does not violate any intellectual property or other proprietary rights of third parties.

Section 6.5 — Ownership of Intellectual Property.  Rich Dad represents and warrants to Licensee that it owns or otherwise controls the copyrights, trademarks, and patents that are or may be the subject of this Agreement, and that it has the sole and exclusive right to extend the limited license of rights herein granted to Licensee.

Section 6.6 — Confidentiality in Subcontracts.  Licensee represents that it may contract with third parties (“Sublicensees”) to perform certain work for Licensee in the performance of Licensee’s obligations under this Agreement.  Licensee warrants that it will require Sublicensees to maintain confidentiality with respect to Rich Dad’s Confidential Information in the same manner as required of Licensee itself pursuant to this Agreement.

Section 6.7 — Duty of Good Faith.  Licensee and Rich Dad represent and warrant to each other that each will deal with the other in good faith regarding this Agreement and any interaction incidental thereto, and that neither will act in such manner as to deprive the other of the benefit of its bargain under this Agreement.

Section 6.8 — Failure of Warranty.  Licensee’s representations and warranties as set forth in this Article VI are a material part of this Agreement, and Rich Dad relies on them accordingly.  If any such Licensee’s warranties and representations are untrue, inaccurate, or otherwise incomplete, then Rich Dad, at its option and in addition to any other rights and remedies it may possess at law or in equity, may make such reasonable demands for assurances of continued performance from Licensee as Rich Dad shall deem necessary.  If Rich Dad does not accept Licensee’s additional assurances, Rich Dad may choose to declare Licensee in default.

Section 6.9 — Entire Agreement.  Licensee warrants to Rich Dad that it has not relied on any oral statements inconsistent with this Agreement made by Rich Dad, its employees, officers, directors, or agents, and that this Agreement is the entire agreement between the parties with respect to the matters herein.

Section 6.10 — Indemnity.  The parties to this Agreement agree to indemnify and hold each other harmless as follows:

Section 6.10.1 — Indemnity by Licensee.  Licensee agrees to indemnify and hold harmless Rich Dad and its Affiliated Entities, their licensees, customers, directors, members, officers, employees, agents, successors and assigns, for, from, and against all liabilities, demands, judgments, costs, expenses, fees (including without limitation attorney’s fees), settlements, penalties, or losses of any nature whatsoever to the extent that they may be incurred in connection with any third party claim, action, or proceeding claiming or asserting Licensee’s performance or failure to perform under this Agreement, or Licensee’s breach of its representations and warranties made as part of this Agreement.

Section 6.10.2 — Indemnity by Rich Dad.  Rich Dad agrees to indemnify and hold harmless Licensee its subsidiaries and affiliated companies and their directors, members, officers, employees, agents, successors and assigns, for, from, and against all liabilities, demands, judgments, costs, expenses, fees (including reasonable attorney’s fees), settlements, penalties, or losses of any nature whatsoever to the extent that they may be incurred because of any third-party claim, action, or proceeding claiming or asserting that the rights licensed to Licensee by Rich Dad pursuant to Article II, including Rich Dad Business Information (including all Proprietary

Materials and Information contained therein), violate a third party’s copyright, patent, or trademark or other intellectual property right; or is otherwise libelous, defamatory, or an invasion of infringe any third party’s Intellectual Party contains any defamation or violates any right of privacy or publicity of any party.

Section 6.11 — Return of Materials upon Termination.  Licensee warrants that, upon termination of this Agreement for whatever reason, it shall return any and all copies of Rich Dad’s Confidential Information that Licensee has in its possession, as well as any other documents or things belonging to Rich Dad that may be in Licensee’s possession, to Rich Dad office forthwith, at Licensee’s expense.

Section 6.12 — Failure to Cease Exploitation.  Licensee acknowledges that its failure (except as otherwise specifically provided herein) to cease the exploitation of the Licenses granted under this Agreement at the earlier or termination or expiration of this Agreement will result in immediate and irreparable damage to Rich Dad, and to the rights of any other licensors or licensees of Rich Dad. In addition, Licensee further acknowledges and admits that there is no adequate remedy at law for such failure and Licensee therefore hereby voluntarily and knowingly stipulates and agrees that in the event of any such failure, Rich Dad shall be entitled to seek injunctive relief and other equitable remedies without the necessity of posting a bond, as well as costs and attorneys’ fees.

Section 6.13 - Limitations on Liability.  In no event will either party be liable for the punitive damages.

ARTICLE VII

DEFAULT AND BREACH

Section 7.1 — Default defined. Rich Dad may, at its option, declare Licensee to be in default of this Agreement if:

(a)                                  Licensee suffers any material levy, lien, or attachment (“Liens”) arising after the Effective Date, and fails to either bond or pay-off the Lien within 20 days;

(b)                                  Licensee files for Chapter 7 or Chapter 11 bankruptcy;

(c)                                  Licensee transfers all or substantially all of its assets;

(d)                                  Licensee suffers any material restriction on its ability to do business as a result of current or future lawsuits or governmental proceedings;

(e)                                  Licensee’s failure to program sufficient courses so that at least 75% of the prior years’ students have the opportunity to fulfill the course work purchased during the current calendar year;

(f)                                    Licensee fails to make any payment to Rich Dad pursuant to this Agreement when due;

(g)                                 A royalty audit reveals a material deviation (> 10%);

(h)                                 Licensee fails to timely perform its material obligations;

(i)                                    Licensee materially breaches any of its representations or warranties in this License Agreement;

(j)                                    A “going concern” qualification in an audit opinion for Licensee is issued with respect to any fiscal year after 2010;

(k)                                Licensee’s periodic reports filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934, as amended (the “Exchange Act”), fail to comply in all material respects with the requirements of the Exchange Act;

(l)                                    Licensee attempts to assign, transfer, or sublicense any of the rights and licenses granted without Rich Dad’s prior written approval, provided however that Licensee may sublicense any of the rights and licenses granted hereunder to the extent permitted under Section 2.5;

(m)                              Licensee’s withdrawal of funds from the Cash Collateral Account except pursuant to a written instruction from Rich Dad to the Escrow Agent;

(n)                                 Licensee’s withdrawal of funds from the Cash Collateral Account based on any report prepared by the Licensee, after the attainment of the Reserve Goal, in any amount which would make it so the Reserve Goal was no longer met, without Rich Dad’s prior written consent;

(o)                                  Licensee’s failure to fulfill at least 50% of the prior year’s ending Deferred Revenue;

(p)                                  Licensee’s failure to comply with its obligations under Article VIII of this Agreement.

(q)                                  Licensee’s failure to act in good faith in its dealings with Rich Dad regarding this Agreement.

Section 7.2 — Default Procedures.  If Rich Dad chooses to declare Licensee in default after the occurrence of any event under Section 7.1 or for any other material breach, then Rich Dad shall provide to Licensee a written notice of default (“NOD”).  Licensee shall have the right to cure such default within 30 days of receipt of the NOD, unless such default event cannot be cured in such 30-day period in which case Licensee must demonstrate to Rich Dad’s satisfaction within such 30-day period that it has taken reasonable steps to cure such default event.  If Licensee fails to cure the default event within the allotted time, Rich Dad may, at its sole and absolute discretion, declare a material breach of this Agreement and terminate this Agreement effective immediately.  Notwithstanding the foregoing, any default under Section 7.1 (a) though (e) are not subject to any cure period, and create an immediate option to terminate for Rich Dad or deem this Agreement terminated for purposes of terminating the Escrow Account created pursuant to the Account Agreement.

Section 7.3 — Rights on Breach.  If Licensee commits an act or omission that constitutes a material breach of this Agreement, then Rich Dad may terminate this Agreement effective immediately by delivery of a written notice of breach and termination, which shall describe the acts or omissions that constitute the material breach, and shall provide instructions to Licensee for the return of Rich Dad’s Confidential Information.

Section 7.4 — Default Not Exclusive.  Nothing in this Article VII or otherwise in this Agreement shall restrict or otherwise impair any right Rich Dad may have in law or equity to terminate this Agreement without further notice in the event of a total material breach of this Agreement by Licensee.

ARTICLE VIII

LICENSEE’S ADDITIONAL OBLIGATIONS

Section 8.1 — Performance Level Reporting.

(a)                                  Licensee to meet the following performance standards:

i.                                         Timeliness.  Service Level/Average Speed of Answer.  This is how quickly the average telephone call is answered.  Licensee’s goal is to answer 80% of the calls within 3 minutes.

ii.                                     Abandonment or percentage of calls not answered.  Licensee’s goal is less than 20% of the calls should abandon within 90 days of the execution of the definitive license agreement, 18% at the 180 day mark and 15% at the 270 day mark.  Licensee will test announcing current hold time to anyone who is placed on hold.

iii.                                 Responsiveness to satisfy customers who call/write or e-mail or otherwise communicate with a concern or complaint.  Licensee’s goal shall be to have an initial response within 24 hours - 100% of the time.  The goal is to conclude the complaint handling, which would include the customer being notified and agreeing to the handling as quickly as possible.  Licensee’s goal is to resolve 80% of its complaints within 72 hours. Refund requests received in writing will be resolved, meaning an official determination on the refund will be issued within 10 business days 80% of the time.  Should the customer issue a rebuttal to the determination, the process will start over again the date of the written rebuttal.

iv.                                    Lagging Indicators.  Those indicators that if managed correctly, should lead to a reduction in certain areas of customer complaints and a resultant rise in overall customer satisfaction.

v.                                        Source of Complaints.  Customer Complaints from the following sources should be reviewed and categorized in order to understand how the organizations of people or processes need to be improved to avoid receiving a similar complaint in the future:

1.             Robert T. Kiyosaki and/or Kim Kiyosaki

2.             Rich Dad Operating Company, LLC

3.             Any Attorney General Complaint

4.             Any Complaint from a Private Attorney

5.             Any Better Business Bureau (“BBB”) Complaint

vi.                                    Customer Surveys.  Feedback mechanisms that customers let Licensee know:

1.                                      What customers like about doing business with Licensee.

2.                                      In what areas customers want improvements.

3.                                      Identify lagging indicators.  This should allow Licensee to track satisfaction and dissatisfaction levels over time.  It is important that as Licensee reviews the trends of lagging indicators, that Licensee creates “Action Plans.”  These Action Plans should commit resources and talent to developing people and possibly a better process or policy that eliminates the sources of complaints.  Most attention is normally directed toward those complaints that are received most frequently.  Only by measuring these lagging indicators will Licensee know where to focus its attention on.

(b)                                 Licensee to report on each of the above performance covenants on a weekly basis, in a form suitable to Rich Dad, in Rich Dad’s discretion, subject to change by Rich Dad from time-to-time.

Section 8.2 — Board Meeting Observation Rights.

(a)                                  Licensee shall permit Rich Dad 1 representative, designated by Rich Dad in its sole discretion (the “Board Observer”), to attend all meetings of Licensee’s Board of Directors in a nonvoting capacity, and, in connection therewith, Licensee will provide to such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which Licensee provides to its Board of Directors provided, however, that Licensee reserves the right to exclude such representative from access to any material or meeting or portion thereof if Licensee reasonably believes, upon advice of counsel, that such exclusion is reasonably necessary in order for the directors to fulfill their fiduciary duties or to preserve the attorney-client privilege (such rights, “Board Observation Rights”).

(b)                                  Licensee shall pay, defend, protect, indemnify and hold Rich Dad and its members, managers,

officers, employees, agents and assigns (the “Observer Indemnified Parties”), harmless for, from, and against any and all losses, causes of action (whether in contract, tort, or otherwise), claims, costs, damages, demands, judgments, liabilities, suits, and expenses (including, without limitation, reasonable costs of investigation, and attorneys’ fees and expenses) of every kind, character, and nature whatsoever arising out of the exercise of Rich Dad’s Board Observation Rights (individually and collectively, the “Observer Liabilities”), including any and all Observer Liabilities arising from the active or passive negligence of the Observer Indemnified Parties, provided, however, that such indemnification rights shall include active or passive negligence, but shall not extend to the gross negligence or willful misconduct of the Observer Indemnified Parties.

(c)                                  Observer Indemnified Parties shall notify Rich Dad of the existence of any claim, demand, or other matter to which Licensee’s indemnification obligation applies, and shall give Licensee a reasonable opportunity to defend the same at its own expense and with counsel satisfactory to the Observer Indemnified Parties; provided that the Observer Indemnified Parties shall at all times also have the right to fully participate in the defense at its own cost.

(d)                                  If the Observer Indemnified Parties are advised in an opinion of counsel that there may be legal defenses available to it which are different from or in addition to those available to Licensee or if the Observer Indemnified Parties shall, after receiving notice of Licensee’s indemnification obligation and within a period of time necessary to preserve any and all defenses to any claim asserted, fails to assume the defense or to employ counsel for that purpose satisfactory to the Observer Indemnified Parties, the Observer Indemnified Parties shall have the right, but not the obligation, to undertake the defense of and to compromise or settle the claim or other matter on behalf of, for the account of, and the risk of Licensee.  In the event of the exercise of the right set forth in this paragraph (d), Licensee shall be responsible for the reasonable counsel fees, costs, and expenses of the Observer Indemnified Parties in conducting its defense.

(e)                                  Licensee shall add Board Observer to Licensee’s Directors and Officers insurance policy, and Licensee shall provide a copy of the Certificate of Insurance showing coverage for the Board Observer within 15 days of Rich Dad’s designation of the Board Observer.

(f)                                    At the option of Rich Dad, to be exercised in its sole discretion, Licensee will take reasonable efforts to cause 1 individual designated by Rich Dad to be appointed as a member of the Board of Directors of Tigrent.

Section 8.3 — Quality Control.

(a)                                  The use of Licensed Rich Dad Business Information in any Seminar Materials or Seminar shall be subject to prior written approval of Rich Dad, including any such approval prior to the Effective Date of this Agreement.

(b)                                Approval Process:  Licensee shall provide Rich Dad (to the attention of Marian Van Dyke) a syllabus (in such form as Rich Dad may reasonably request) for each Seminar and samples of all associated Seminar Materials (including any collateral items not bearing the Licensed Marks) at least 10 days prior to offering or conducting the Seminar or distributing or offering for sale or otherwise making available to the public the Seminar Materials.

(c)                                 Unless Rich Dad notifies Licensee that the Seminar or Seminar Materials are rejected within 10 days from receipt by Rich Dad of the samples, Licensee may go forward with offering the Seminar Materials.

(d)                                 After samples have been approved in writing, Licensee may not make any material change to the use of the Rich Dad Business Information in the merchandise or materials without Rich Dad’s prior written approval.

(e)                                  Licensee shall provide Rich Dad, without charge, additional samples of each item of Seminar

Materials from time to time as Rich Dad may request.

(f)                                    At the expense of Licensee, Rich Dad shall have the right to audit seminar quality through attendance as follows:  Up to 12 3-day fulfillment seminars per year and up to 12 advanced training seminars per year.

(g)                                 Licensee shall develop (at its own cost) all draft sales and marketing materials for the Program as the parties shall mutually agree from time-to-time (“Draft Marketing Materials”), and shall submit such draft materials to Rich Dad for Rich Dad’s approval, which Rich Dad may withhold in its sole and absolute discretion.

(h)                                 Rich Dad shall provide Licensee with access to at least 1 Rich Dad employee with current knowledge of Rich Dad, Rich Dad Intellectual Property, and Rich Dad’s brand marketing strategies, who can provide Licensee that information for Licensee to incorporate into PEI’s materials marketing the seminars.  The initial Rich Dad employee shall be Marian Van Dyke.

(i)                                    Upon receipt of the Draft Marketing Materials, Rich Dad shall have 5 business days to approve of the Draft Marketing Materials.  If Rich Dad rejects the Draft Marketing Materials, it shall so inform Licensee in writing, and shall include in that writing the reasons for the rejections and any suggestions Rich Dad may have for changes to the Draft Marketing Materials.  If Rich Dad does not respond within 5 business days, the Draft Marketing Materials shall be deemed approved.

Section 8.4 — Customers.  Rich Dad defines a “Customer” as some someone who has completed the 10 steps in the CASHFLOW Club Kit.  While others may purchase Licensee Programs, Rich Dad’s focus is on creating Customers as defined in this Paragraph.  Licensee will be periodically asked to support Rich Dad in creating Customers as these people are far more likely to purchase Licensee programs than other users of Rich Dad’s products and services.

Section 8.5 — Access to Employees and Independent Contractors.  Licensee shall provide Rich Dad, and Robert and Kim Kiyosaki access to Licensee employees, subject matter experts and independent contractors for the purpose of providing feedback between the parties related to seminar content and presentations, marketing and advertising review support, and product development and integration related to the Rich Dad brand and Rich Dad customers; provided that Rich Dad shall not directly or indirectly solicit, hire or interfere with the relationship of Licensee and such employees and to keep confidential any information relating to Licensee and furnished to Rich Dad, using the same degree of care as Licensee uses to protect its own confidential information.  Notwithstanding the foregoing, Rich Dad may also work with subject matter experts and independent contractors on activities, events and projects unrelated to Licensee.

Section 8.6 — Business Plan.  Licensee shall submit a Business Plan and Preliminary Budget for the each upcoming year of this Agreement no later than November 1st of the current year.  Rich Dad shall have 10 business days from the date of submission of the Business Plan to approve or reject the proposed business plan. Rich Dad may, in sole and absolute discretion, reject the business plan.  In particular, Rich Dad will reject the business plan if:

(a)                                  the business plan fails to provide adequate opportunities for at least 75% of the prior years’ students to have the opportunity to fulfill the course work purchased during the current calendar year.

(b)                                  the business plan requires multiple visits to the same cities and towns during the course of a year, at a level which Rich Dad determines, in its sole and absolute discretion to be detrimental to its brand.

If Rich Dad rejects a Business Plan hereunder, then the parties shall cooperate to attempt to resolve all issues that form the basis for such rejection.  Pending the resolution of such issues, Licensee shall continue to operate its business in a manner that reflects the principles of student fulfillment that form the underlying basis for this Agreement.

Section 8.7 — Quarterly Business Review.  Each calendar quarter, RD and Tigrent will meet to review and discuss Tigrent’s financial performance during the prior quarter.  Such discussions will include:

(a)                                  Adjusted EBITDA (as publically reported by Tigrent) as a tool to measure the profitability of Tigrent on cash—basis, as opposed to an accrual—basis.

(b)                                  COP Ratio will be used to determine the COP’s ability to provide coverage for certain expenses that are not related to direct course expenses.

(c)                                  Total Adjusted Cash Sales.

ARTICLE IX

ACCOUNTING PROCEDURES

Section 9.1 — Agreed Upon Procedures.  If, after notification from Rich Dad or an objection to the contents of any accounting statement rendered by Licensee, the parties are unable to agree upon an adjustment thereto within 10 days of such notice, Rich Dad shall propose a nationally or regionally recognized audit firm (the “Agreed Accountants”) such firm to be approved by Licensee (such approval not to be unreasonably withheld or delayed) to examine Licensee’s books of account. Licensee consents to Rich Dad, if it deems appropriate, to appoint Agreed Accountants to render agreed-upon procedures (“Agreed Procedures”) to review the financial records of Licensee to ensure that Licensee is complying with its obligations under this Agreement at Rich Dad expense; provided, however, that such examination of records shall not occur more frequently than 3 times per calendar year and the records examined shall be pertinent to the purposes of this Agreement.

Section 9.2 — Certification.  The Agreed Accountants shall certify that such examination shall be conducted in accordance with the Agreed Procedures and the then-current generally-accepted auditing standards (“GAAS”) of the applicable society of certified public accountants for the performance of the Agreed Accountants.  The Agreed Accountants may conduct the examination at a reasonably convenient time during Licensee’s regular business hours at the place where Licensee normally keeps the books and relevant records; provided, however, that in the presence of a representative of Licensee, the Agreed Accountants may make copies or extracts of Licensee’s books and records as needed to perform procedures outside Licensee’s offices.

Section 9.3 — Insufficient Records.  The fees and costs of the Agreed Accountants shall be initially borne by Rich Dad; provided, however, that if the Agreed Procedures audit has been made necessary by the failure of Licensee to ensure that full and accurate financial records are kept of all matters in accordance with this Agreement, and/or if an adjustment of greater than or equal to 10% is determined by any such audit between the records of Licensee and the amounts actually paid, then Licensee must reimburse Rich Dad for the cost of the Agreed Procedures including but not limited to the reasonable charges of any independent accountant.

Section 9.4 — Notice. Rich Dad shall notify Licensee of the outcome of the Agreed Procedures audit, and if the discrepancy is less than 10% then Licensee shall take such action as is reasonably required to rectify the situation so that any discrepancy does not appear in the future. Rich Dad shall allow Licensee a reasonable amount of time to rectify the discrepancy.

Section 9.5 — Payment of Discrepancy Amounts. Any discrepancy shall be paid by Licensee to Rich Dad within 10 days of Rich Dad providing notice thereof to Licensee.

ARTICLE X

MISCELLANEOUS

Section 10.1 — Cross-Default.  Any default by Licensee under this Agreement will also constitute a default by Licensee under that certain Cooperation Marketing and Advertising Agreement (“Cooperative Agreement”) by and between Licensee, Rich Dad and PEI of even date herewith or thereabout.  Any termination of this

Agreement as a result of a default or breach under this Agreement shall provide Rich Dad with the option to also terminate the Cooperative Agreement.

Section 10.2 — Compliance with Applicable Laws.  Each party shall use reasonable efforts to comply with all applicable federal and state laws, rules, and regulations, as well as the applicable laws of the jurisdiction(s) in which Licensee resides and conducts business.

Section 10.3 — Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Arizona, without regard to federal or state choice of law principles.

Section 10.4 — Choice of Forum.  Any action brought to enforce or interpret the terms of this Agreement shall be brought exclusively in either the Superior Court of the State of Arizona in and for the County of Maricopa; or the United States District Court for the District of Arizona, located in Phoenix, Arizona.

Section 10.5 — Alternative Dispute Resolution.  Unless the parties expressly agree otherwise in writing, any dispute, controversy or claim between the parties related to interpretation or enforcement of this Agreement will be determined by binding arbitration in accordance with the rules of Judicial and Administrative Mediation Services (hereinafter “JAMS”).  If the parties cannot agree on a JAMS arbitrator 20 calendar days after notification of the claim, JAMS will appoint an arbitrator to hear the matter and not by court action.  The parties shall share equally all initial costs of arbitration.  All decisions of the arbitrator shall be final, binding, and conclusive on all parties.  Notwithstanding the above, claims related to termination of this Agreement, intellectual property, confidentiality and/or injunctive relief will not be subject to arbitration.  The prevailing party shall be entitled to reimbursement of attorneys’ fees, costs, and expenses incurred in connection with the arbitration or litigation.

Section 10.6 — Notice. All notices, demands, and other communications to be given or delivered pursuant to this Agreement shall be in writing, and shall be deemed to have been given and received after: (a) personal delivery; (b) upon confirmation of successful transmission by facsimile; or (c) 3 business days from deposit with the United States Postal Service, registered or certified mail, return receipt requested, and postage prepaid to the Notice Address or to the last known address of the party for whom the notice was intended.

Section 10.7 — Representation by Attorney.  Each party to this Agreement has either: (a) been represented by an attorney of their choice in connection with the negotiation and execution of this Agreement; or (b) declined to be so represented by an attorney after having a reasonable opportunity to secure such representation.

Section 10.8 — Amendment.  This Agreement, including all exhibits attached hereto, may not be amended or modified except by a document signed by all parties.  Such Amendments or Addenda shall specifically reference this Agreement and, to the extent that existing rights or obligations are modified, shall specifically identify the Section(s) of this Agreement affected by the Amendment or Addendum.

Section 10.9 — No Waiver.  The failure of any party to this Agreement to enforce any particular provision of this Agreement at any time shall not be construed as a waiver of such provision or provisions for any future dealing between the parties; nor shall it in any way affect the validity of this Agreement or any portion thereof, or any party’s ability to enforce such provision at any time in the future.  No party’s failure to act on a breach by the other party shall be construed as a future waiver of any subsequent breach of the same or other provisions of this Agreement.

Section 10.10 — Merger.  All prior and contemporaneous agreements, statements, and understandings with respect to the subject matter of this Agreement, if any, among the parties hereto, or their agents, are merged into this Agreement, and this Agreement shall constitute the entire agreement between the parties.

Section 10.11 — Successors.  The terms of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the successors, assignees, and transferees of the parties hereto.

Section 10.12 — Severability.  Each provision of this Agreement shall be construed to preserve its validity and enforceability to the extent possible.  In the event any provision of this Agreement is declared void, invalid, or unenforceable, the provision should be modified to the extent necessary to make it valid and enforceable.

Section 10.13 — Section Headings.  The section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.14 — Counterparts/facsimile.  This Agreement may be executed in 2 or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.  This Agreement may be executed by any party by delivery of a facsimile signature, which shall have the same force and effect as an original signature.  Any party which delivers a facsimile signature shall promptly thereafter deliver an originally executed signature to the other parties; provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile.

Section 10.15 — Survival.  The obligations and duties of Licensee under Articles II — VI, inclusive, and Articles IX and X shall survive expiration or termination of this Agreement, regardless of reasons therefor.

Section 10.16 — Limits on Capital Expenditures for non-Rich Dad business.  Tigrent’s capital expenditures associated with any and all businesses other than the Rich Dad Education Business will not exceed $500,000 during any calendar year without the approval of Rich Dad, which will not be unreasonably withheld.

Section 10.17 — Financial Information.  Tigrent has supplied Rich Dad on the date hereof financial projections (individually and collectively, the “Information”), with the intent that Rich Dad would rely on the Information, to the extent reasonable to do so.  The Information represents good faith estimates of the performance of Tigrent for the periods stated therein based upon assumptions which were believed in good faith to be reasonable when made in all material respects.

Section 10.18 — No Intended Third Party Beneficiaries. The parties acknowledge and agree that there are no intended third party beneficiaries of this Agreement, including without limitation, other licensees of the Rich Dad brand and intellectual property or students of the Rich Dad Education Business.

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ARTICLE XI
PARTY ADDRESSES

The addresses of record for the parties to this Agreement are set forth below, subject to written modification from time to time:

Rich Dad Operating Company, LLC 4330 North Civic Center Plaza, Suite 101 Scottsdale, Arizona 85251 Attn: Neil R. Dubé, Staff Attorney Fax: (480) 949-6085	Tigrent Inc. 1612 East Cape Coral Parkway Cape Coral, Florida 33904 Attn: James E. May Fax: (239) 540-6501

Rich Global, LLC 4330 North Civic Center Plaza, Suite 101 Scottsdale, Arizona 85251 Attn: Neil R. Dubé, Staff Attorney Fax: (480) 949-6085

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[Signature Page Follows]

WITNESS WHEREOF, the undersigned have caused the parties hereto to enter into this Agreement effective the date first written above.

Tigrent Inc., a Colorado corporation		Rich Global, LLC, a Wyoming limited liability company

By:	/s/ Steven C. Barre	By:	/s/ Michael R. Sullivan
	Steven C. Barre		Michael R. Sullivan
	Interim Chief Executive Officer		Director of Operations

Rich Dad Operating Company, LLC,
a Nevada limited liability company

By:	/s/ Michael R. Sullivan
Michael R. Sullivan
Director of Operations